Exhibit 99.1

Galectin Therapeutics Appoints Khurram Jamil, M.D. to Chief Medical Officer

NORCROSS, Ga., August 1, 2024 (GLOBE NEWSWIRE) – Galectin Therapeutics, Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins, today announced the appointment of Khurram Jamil, M.D., an accomplished senior executive with expertise in liver disease to Chief Medical Officer effective immediately.

Joel Lewis, Chief Executive Officer and President of Galectin Therapeutics, said “We are very excited to elevate Dr. Jamil to Chief Medical Officer.  After joining us in March 2024 as Vice President Clinical Development and Medical Director, Khurram has quickly integrated himself into our team and has led the management of our NAVIGATE clinical trial of belapectin.  Khurram is well known in the hepatology community and has over 20 years of experience.  After completing his general surgery residency at Seton Hall University, Khurram had several roles with increasing responsibility in biotechnology and pharmaceutical companies where he designed and led many clinical trials, several of which resulted in new drug approvals in the United States and other countries around the world.  We have confidence in Khurram’s leadership of NAVIGATE and look forward to the Interim Analysis results in December 2024.”

Dr. Khurram Jamil stated, “I am honored that Joel and the Board of Directors have selected me to become the Chief Medical Officer and lead the belapectin program.  I believe my experience and passion for developing new therapeutics is a great match for the needs of the Company at this time.  MASH cirrhosis is a very large and growing unmet medical need, and belapectin has shown significant promise that it could be an important therapeutic for these patients.  I am committed to getting the results of the Interim Analysis of NAVIGATE in December 2024.”

Dr. Jamil will succeed Dr. Pol Boudes, who is no longer employed by the Company.  Mr. Lewis continued, “We thank Dr. Boudes for his service and wish him well in his future endeavors.”

Belapectin Program

Belapectin is a complex carbohydrate drug that targets galectin-3, a critical protein in the pathogenesis of MASH and fibrosis.

MASH Cirrhosis

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The NAVIGATE Phase 2b/3 trial (NCT04365868) evaluating the efficacy and safety of belapectin for the prevention of esophageal varices in patients with cirrhosis due to MASH is progressing as planned. With in 357 patients randomized across 14 countries on five continents Interim top-line data readout from the Phase 2b portion of the trial is anticipated in December 2024.

About Galectin Therapeutics
Galectin Therapeutics is dedicated to developing novel therapies to improve the lives of patients with chronic liver disease and cancer. Galectin’s lead drug belapectin is a carbohydrate-based drug that inhibits the galectin-3 protein, which is directly involved in multiple inflammatory, fibrotic, and malignant diseases, for which it has Fast Track designation by the U.S. Food and Drug Administration. The lead development program is in metabolic dysfunction-associated steatohepatitis (MASH, formerly known as nonalcoholic steatohepatitis, or NASH) with cirrhosis, the most advanced form of MASH-related fibrosis. Liver cirrhosis is one of the most pressing medical needs and a significant drug development opportunity. Additional development programs are in treatment of combination immunotherapy for advanced head and neck cancers and other malignancies. Advancement of these additional clinical programs is largely dependent on finding a suitable partner. Galectin seeks to leverage extensive scientific and development expertise as well as established relationships with external sources to achieve cost-effective and efficient development. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect,” “look forward,” “believe,” “hope” and others. They are based on management’s current expectations and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the statements. These statements include those regarding the hope that Galectin’s development program for belapectin will lead to the first therapy for the treatment of MASH, formerly known as NASH, with cirrhosis and those regarding the hope that our lead compounds will be successful in cancer immunotherapy and in other therapeutic indications. Factors that could cause actual performance to differ materially from those discussed in the forward-looking statements include, among others, that trial endpoints required by the FDA may not be achieved; Galectin may not be successful in developing effective treatments and/or obtaining the requisite approvals for the use of belapectin or any of its other drugs in development; the Company may not be successful in scaling up manufacturing and meeting requirements related to chemistry, manufacturing and control matters; the Company’s current clinical trial and any future clinical studies may not produce positive results in a timely fashion, if at all, and could require larger and longer trials, which would be time consuming and costly; plans regarding development, approval and marketing of any of Galectin’s drugs are subject to change at any time based on the changing needs of the Company as determined by management and regulatory agencies; regardless of the results of any of its development programs, Galectin may be unsuccessful in developing partnerships with other companies or raising additional capital that would allow it to further develop and/or fund any studies or trials. Galectin has incurred operating losses since inception, and its ability to successfully develop and market drugs may be impacted by its ability to manage costs and finance continuing operations. For a discussion of additional factors impacting Galectin’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause its views to change, management disclaims any obligation to update forward-looking statements.

Company Contact:

Jack Callicutt, Chief Financial Officer
(678) 620-3186
ir@galectintherapeutics.com

Investors Relations Contacts:
Kevin Gardner
kgardner@lifesciadvisors.com

Chris Calabrese
ccalabrese@lifesciadvisors.com

Galectin Therapeutics and its associated logo is a registered trademark of Galectin Therapeutics Inc. Belapectin is the USAN assigned name for Galectin Therapeutics’ galectin-3 inhibitor belapectin.

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